Exhibit 99.1

CBAK Energy Reports Second Quarter and First Half 2021 Unaudited Financial Results

--Net Revenues up 27% year over year in the second quarter and up 33% year over year in the first half--

--Well positioned for future growth--

DALIAN, China, August 16, 2021 /PRNewswire/ — CBAK Energy Technology, Inc. (NASDAQ: CBAT) (“CBAK Energy,” or the “Company”) a leading lithium-ion battery manufacturer and electric energy solution provider in China, today reported its unaudited financial results for the second quarter and first half year ended June 30, 2021.

Second Quarter 2021 Financial Highlights

●	Net revenues were $5.9 million, an increase of 27% from $4.6 million in the same period of 2020.

●	Gross profit was $1.1 million, an increase of 1,148% from $0.1 million in the same period of 2020.

●	Gross margin was 18.6%, an increase of 16.7 percentage points from the same period of 2020.

●	Net Income was $2.7 million, compared to net loss of $1.2 million in the same period of 2020.

First Half 2021 Financial Highlights

●	Net revenues were $15.3 million, an increase of 33% from $11.5 million in the same period of 2020.

●	Gross profit was $2.9 million, an increase of 899% from $0.3 million in the same period of 2020.

●	Gross margin was 19.2%, an increase of 16.6 percentage points from the same period of 2020.

●	Net Income was $32.3 million, compared to net loss of $3.6 million in the same period of 2020.

Yunfei Li, Chairman and Chief Executive Officer of the Company, noted: “We achieved strong second quarter and first half year financial results. Net revenues grew 27% and 33% year over year respectively, and our gross margin improved significantly. The overall demand for our high quality, dependable battery products continued to be strong. To meet rising customer demand, we invested to expand production capacity in our Nanjing and Dalian plants. The Phase I project in Nanjing and the new production line in Dalian are expected to commence production in the second half of the year. At the same time, we also accelerated R&D for new products and solutions, such as batteries for ultra-low temperature applications and batteries for uninterruptable power supplies.”

Mr. Li continued: “Our strategy is to become an innovative lithium-ion battery provider in a fast-growing market that is embracing clean energy. We are actively integrating and consolidating the supply chain to create a more efficient ecosystem. Our recent announcement to acquire Zhejiang Meidu Hitrans Lithium Battery Technology Co. is a critical strategic move, and we are confident we can deliver rapid growth for our business.”

Xiangyu Pei, Interim Chief Financial Officer of the Company, noted: “We generated net revenues of $5.9 million in the second quarter and $15.3 million in first half year. Our gross margins were 18.6% in the second quarter and 19.2% in the first half year, representing significant improvements year over year driven by higher capacity utilization. We raised $70 million in February that provides good liquidity to support our production expansion and investments in new product launches. Looking ahead, we are on the right path for accelerated growth.”

First Half 2021 Business Highlights & Recent Developments

●	In July, the Company announced it will acquire 81.56% of equity interests in Zhejiang Meidu Hitrans Lithium Battery Technology Co., a leading developer and manufacturer of ternary precursor and cathode materials in China. This acquisition aims to integrate a supply chain of critical raw materials to the Company’s portfolio to support future expansion.

●	In February, the Company announced production capacity expansion at the Nanjing and Dalian plants in anticipation of increasing customer orders. For the Nanjing plant Phase I project, the Company plans to invest RMB70 million to develop a production line with an annual capacity of 0.7 GWh. The plant will start operating in the second half of 2021 to produce 50,000 model 32140 batteries per day. For the Dalian plant, the Company plans to invest RMB50 million to add another production line with an annual capacity of 0.4 GWh to produce an additional 100,000 model 26650 batteries per day.

●	In February, the Company completed a direct offering of $70 million to fund its business expansion plan, repay outstanding debt, and to fund additional working capital needs.

●	In February, the Company announced that it developed the model 26650 battery for ultra-low temperature applications and delivered satisfactory test performance results. This new battery is designed to operate in temperatures as low as minus 40 to minus 50 degrees Celsius and can discharge at a maximum C-rate of 60C at room temperature.

●	In January, the Company announced a cooperation agreement with Chengdu Raja New Energy Automotive Technology Co., Ltd. to jointly develop a battery swapping project for the food delivery and logistics industries as well as an uninterruptible power supply (“UPS”) project for traffic lights.

Second Quarter 2021 Financial Results

Net revenues were $5.9 million, an increase of 27% from $4.6 million in the same period of 2020. This was mainly attributable to the 29% increase in net revenues from sales of batteries for uninterruptable supplies from the same period of 2020. As we continue to increase our focus on this market, sale of batteries for uninterruptable power supplies have grown significantly.

Net Revenues by End-product Applications ($ thousands)	2021 Second Quarter	2020 Second Quarter	% Change YoY
High power lithium batteries used in:
Uninterruptable supplies	$5,812	$4,503	29
Light electric vehicles	75	3	2,400
Electric vehicles	0	119	NM
Raw materials used in lithium batteries	2	0	NM
Total	$5,889	$4,625	27

Cost of revenues was $4.8 million, an increase of 6% from $4.5 million in the same period of 2020. This was mainly attributable to the increase in sales volume.

Gross profit was $1.1 million, an increase of 1148% from $0.1 million in the same period of 2020. Gross margin was 18.6%, an increase of 16.7 percentage points from the same period of 2020. The improvement in gross margin was mainly attributable to the decrease in unit manufacturing cost because of higher utilization rate and optimization of manufacturing engineering.

Total operating expenses were $3.8 million, an increase of 283% from $1.0 million in the same period of 2020. Most of the increase in all expense categories was due to growing headcount and expiration of the Chinese government’s COVID-19 relief policy, which had reduced social insurance contributions during the pandemic.

●	Research and development expenses were $1.0 million, an increase of 171% from $0.4 million in the same period of 2020. Design and development expenses relating to light electric vehicles contributed to the increase.

●	Sales and marketing expenses were $0.5 million, an increase of 435% from $0.1 million in the same period of 2020. Entering the LEV market with our new products resulted in an increase in sales and marketing expenses.

●	General and administrative expenses were $2.3 million, an increase of 209 % from $0.8 million in the same period of 2020. The increase was due to Nasdaq listing expenses and higher rental expense for plant buildings and staff dormitories.

●	Recovery of doubtful accounts was $0.1 million, compared to $0.2 million in the same period of 2020.

Operating loss was $2.7 million, compared to $0.9 million in the same period of 2020.

Finance (expense) Income, net was income $52,700, compared to expense $0.4 million in the same period of 2020, representing an improvement of $0.4 million as a result of lower loan balances in 2021 and interest income generated from vehicle leasing.

Change in fair value of warrants was $5.8 million, compared to nil in the same period of 2020. The change in fair value of the warrants liability is mainly due to the share price decline.

Net Income was $2.7 million, compared to net loss of $1.2 million in the same period of 2020.

Basic and diluted earnings per share were both $0.02. In comparison, basic and diluted loss per share in the same period of 2020 were both $0.02.

Cash and cash equivalents were $33.3 million as of June 30, 2021, compared to $11.7 million as of Dec 31, 2020.

First Half 2021 Financial Results

Net revenues were $15.3 million, an increase of 33% from $11.5 million in the same period of 2020. This was mainly attributable to the 30% increase in net revenues from sales of batteries for uninterruptable supplies from the same period of 2020. As we continue to increase our focus on this market, sale of batteries for uninterruptable power supplies have grown significantly.

Net Revenues by End-product Applications ($ thousands)	2021 First Half	2020 First Half	% Change YoY
High power lithium batteries used in:
Uninterruptable supplies	$14,576	$11,189	30
Light electric vehicles	109	3	3,533
Electric vehicles	101	334	(70)
Raw materials used in lithium batteries	519	0	-
Total	$15,305	$11,526	33

Cost of revenues was $12.4 million, an increase of 10% from $11.2 million in the same period of 2020. This was mainly attributable to the increase in sales volume.

Gross profit was $2.9 million, an increase of 899% from $0.3 million in the same period of 2020. Gross margin was 19.2%, an increase of 16.6 percentage points from the same period of 2020. The improvement in gross margin was mainly attributable to the decrease in unit manufacturing cost as a result of higher utilization rates and optimization of manufacturing engineering.

Total operating expenses were $5.7 million, an increase of 79% from $3.2 million in the same period of 2020. Most of the increase in all expense categories was due to growing headcount and expiration of the Chinese government’s COVID-19 relief policy, which had reduced social insurance contributions during the pandemic.

●	Research and development expenses were $1.5 million, an increase of 124% from $0.7 million in the same period of 2020. Design and development expenses relating to light electric vehicles contributed to the increase.

●	Sales and marketing expenses were $0.8 million, an increase of 288% from $0.2 million in the same period of 2020. Entering the LEV market with our new products resulted in an increase in sales and marketing expenses.

●	General and administrative expenses were $3.7 million, an increase of 96% from $1.9 million in the same period of 2020. The increase was due to Nasdaq listing expenses and higher rental expense for plant buildings and staff dormitories.

●	Recovery of doubtful accounts was $0.3 million, compared to a provision for doubtful accounts of $0.4 million in the same period of 2020.

Operating loss was $2.8 million, compared to $2.9 million in the same period of 2020.

Finance (expense) income net was income $45,102, compared to expense $0.8 million in the same period of 2020. representing an improvement of $0.9 million as a result of lower loan balances in 2021 and interest income generated from vehicle leasing

Change in fair value of warrants was $34.2 million, compared to nil in the same period of 2020. The change in fair value of warrant liability is mainly due to the share price decline.

Net Income were $32.3 million, compared to net loss of $3.6 million in the same period of 2020.

Basic and diluted earnings per share were both $0.37. In comparison, basic and diluted loss per share in the same period of 2020 were both $0.06.

Conference Call

CBAK’s management will host an earnings conference call at 8:00 AM U.S. Eastern Time on Monday, August 16, 2021 (8:00 PM Beijing/Hong Kong Time on August 16, 2021).

For participants who wish to join the call, please register in advance for the conference using the link provided below at least 15 minutes prior to the scheduled call start time. Upon registration, participants will receive the conference call access information, including dial-in numbers, Direct Event passcode, a unique registrant ID and an email with detailed instructions to join the conference call.

Participant Online Registration:

http://apac.directeventreg.com/registration/event/5182755

Once completing the registration, please dial-in at least 10 minutes before the scheduled start time of the earnings call and enter the Direct Event passcode and registrant ID as instructed to connect to the call.

Additionally, a live and archived webcast of the conference call will be available at: https://edge.media-server.com/mmc/p/qate93zd

A replay of the conference call may be accessed by phone approximately two hours after the conclusion of the live call at the following numbers until August 24, 2021. To access the replay, please reference the conference ID 5182755.

International	+61-2-8199-0299
United States	+1-855-452-5696
Hong Kong, China	+852-800-963-117
Mainland, China	+86-800-870-0206
+86-400-632-2162

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ:CBAT）is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium batteries. The applications of the Company’s products and solutions include electric vehicles, light electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian and Nanjing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit www.cbak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of CBAK Energy Technology, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ materially. These factors include but are not limited to: the ability of the Company to meet its contract or agreement obligations; the uncertain market for the Company’s lithium battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for energy storage; and risks related to CBAK Energy’s business and risks related to operating in China. Please refer to CBAK Energy’s most recent Annual Report on Form 10-K, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. CBAK Energy’s actual results could differ materially from those contained in the forward-looking statements. CBAK Energy undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release unless expressly requested by applicable law.

For investor and media inquiries, please contact:

In China:

CBAK Energy Technology, Inc.

Investor Relations Department

Phone: 86-411-39185985

Email: ir@cbak.com.cn

The Blueshirt Group

Ms. Feifei Shen

Phone: +86 13466566136

Email: feifei@blueshirtgroup.com

In the United States:

The Blueshirt Group

Ms. Julia Qian

Phone: +1 973-619-3227

Email: Julia@blueshirtgroup.com

The Blueshirt Group

Ms. Marlene Pan

Phone: +1 917-863-6818

Email: marlene@blueshirtgroup.com

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In $ except for number of shares)

	December 31,	June 30,
	2020	2021
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,681,750	$33,299,230
Pledged deposits	8,989,748	19,070,676
Trade accounts and bills receivable, net	29,571,274	22,186,035
Inventories	5,252,845	9,697,450
Prepayments and other receivables	7,439,544	8,404,443
Investment in sales-type lease, net	235,245	749,703

Total current assets	63,170,406	93,407,537

Property, plant and equipment, net	41,040,370	40,285,018
Construction in progress	30,193,309	43,892,784
Non-marketable equity securities	-	701,743
Deposit paid for acquisition of a subsidiary	-	3,096,646
Right-of-use assets	7,500,780	7,495,092
Operating lease right-of-use assets, net	-	2,154,035
Intangible assets, net	11,807	10,558
Investment in sales-type lease, net	850,407	1,130,389
Total assets	$142,767,079	$192,173,802

Liabilities
Current liabilities
Trade accounts and bills payable	$28,352,292	$24,250,568
Current maturities of long-term bank loans	13,739,546	-
Other short-term loans	1,253,869	830,237
Accrued expenses and other payables	11,645,459	12,407,180
Payables to former subsidiaries, net	626,990	362,549
Deferred government grants, current	151,476	153,118
Product warranty provisions	155,888	124,075
Operating lease liability, current	-	1,180,631
Warrants liability	17,783,000	33,472,000

Total current liabilities	73,708,520	72,780,360

Deferred government grants, non-current	7,304,832	7,307,444
Operating lease liability	-	787,562
Product warranty provision	1,835,717	1,867,312
Long term tax payable	7,511,182	7,592,590

Total liabilities	$90,360,251	$90,335,266

Commitments and contingencies

Shareholders’ equity (deficit)
Common stock $0.001 par value; 500,000,000 authorized; 79,310,249 issued and 79,166,043 outstanding as of December 31, 2020, 88,538,723 issued and 88,394,517 outstanding as of June 30, 2021	79,310	88,538
Donated shares	14,101,689	14,101,689
Additional paid-in capital	225,278,113	241,141,468
Statutory reserves	1,230,511	1,230,511
Accumulated deficit	(183,984,311)	(151,674,428)
Accumulated other comprehensive (loss) income	(239,609)	997,013
	56,465,703	105,884,791
Less: Treasury shares	(4,066,610)	(4,066,610)

Total shareholders’ equities	52,399,093	101,818,181
Non-controlling interests	7,735	20,355
Total equity	52,406,828	101,838,536

Total liabilities and shareholder’s equity	$142,767,079	$192,173,802

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In $ except for number of shares)

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Net revenues	$4,624,247	$5,889,154	$11,525,521	$15,305,203
Cost of revenues	(4,536,637)	(4,791,503)	(11,231,908)	(12,368,123)
Gross profit	87,610	1,097,651	293,613	2,937,080
Operating expenses:
Research and development expenses	(385,224)	(1,045,312)	(684,154)	(1,529,061)
Sales and marketing expenses	(100,707)	(539,471)	(194,478)	(752,613)
General and administrative expenses	(756,946)	(2,340,896)	(1,872,564)	(3,665,377)
(Provision for) recovery of doubtful accounts	245,484	104,517	(427,702)	258,578
Total operating expenses	(997,393)	(3,821,162)	(3,178,898)	(5,688,473)
Operating loss	(909,783)	(2,723,511)	(2,885,285)	(2,751,393)
Finance income (expenses), net	(385,208)	52,700	(813,291)	45,102
Other income, net	96,825	331,576	146,298	1,549,224
Impairment of Non-marketable equity securities		(690,542)		(690,542)
Change in fair value of warrants		5,750,000		34,176,000
(Loss) income before income tax	(1,198,167)	2,720,223	(3,552,278)	32,328,391
Income tax credit (expenses)	-	-	-	-
Net (loss) income	(1,198,167)	2,720,223	(3,552,278)	$32,328,391
Less: Net loss (income) attributable to non-controlling interest	952	(19,622)	(4,918)	(18,508)
Net (loss) income attributable to CBAK Energy Technology, Inc.	$(1,197,215)	$2,700,601	$(3,557,196)	$32,309,883

Net (loss) income	(1,198,167)	2,720,223	(3,552,278)	32,328,391
Other comprehensive income (loss)
– Foreign currency translation adjustment	29,876	1,141,596	(272,169)	1,230,734
Comprehensive (loss) income	(1,168,291)	3,861,819	(3,824,447)	33,559,125
Less: Comprehensive loss (income) attributable to non-controlling interest	945	(18,637)	(4,095)	(12,620)
Comprehensive (loss) income attributable to CBAK Energy Technology, Inc.	$(1,167,346)	$3,843,182	$(3,828,542)	$33,546,505

(Loss) Income per share
– Basic	$(0.02)	$0.02	$(0.06)	$0.37
– Diluted	$(0.02)	$0.02	$(0.06)	$0.37

Weighted average number of shares of common stock:
– Basic	60,430,255	88,411,583	56,877,900	86,347,656
– Diluted	60,430,255	88,993,839	56,877,900	86,938,886